Exhibit 3.2

AMENDMENT NUMBER ONE

TO THE

RESTATED BYLAWS

OF

INTERSTATE BAKERIES CORPORATION

The Restated Bylaws of Interstate Bakeries Corporation (the “Bylaws”) are amended, effective as of March 16, 2007, as set forth below.

Sections 1, 2 and 3 of Article II of the Bylaws are hereby amended in their entirety as follows:

Section 1.	Number; Election; Terms.

The business and affairs of the Corporation shall be managed by the Board of Directors. The number of Directors that shall constitute the whole Board of Directors of the Corporation shall be seven (7).

Election of Directors of the Corporation need not be by written ballot. Directors need not be Stockholders.

Section 2.	Resignation; Removal.

Any Director may resign his or her office at any time upon written notice to the Corporation. Any Director or the entire Board of Directors may be removed only by the affirmative vote of the holders of a majority of the voting power of all of the shares of the Corporation entitled to vote for the election of Directors, voting together as a single class.

Section 3.	Vacancies.

Any vacancy, whether arising through death, resignation, retirement, disqualification, removal from office or other cause, may be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. When one or more Directors shall resign from the Board of Directors, effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided above in the filling of other vacancies. A Director elected to fill a vacancy shall hold office for the unexpired term of his or her predecessor.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of said Corporation.

Dated: March 16, 2007

By:       /s/ Kent B. Magill

Name:	Kent B. Magill
Title:	Executive Vice President, General
Counsel & Corporate Secretary